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                                  Exhibit 5
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Arent Fox
1050 Connecticut Avenue, NW
Washington, DC  20036-5339

Morris F. DeFeo, Jr.              June 22, 1994
Tel: 202/857-6223
Fax: 202/857-6395

The Board of Directors
CRIIMI MAE Inc.
The CRI Building
11200 Rockville Pike
Rockville, Maryland

        Re:  Registration Statement on Form S-3
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Gentlemen:

We have acted as counsel to CRIIMI MAE Inc., a Maryland corporation (the "Company"), with respect to the Company's Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission, in connection with the registration under the Securities Act of 1933, as amended, of up to $200,000,000 in aggregate public offering price of the Company's unsecured Debt Securities, Preferred Stock, par value $.01 per share, and Common Stock, par value $.01 per share (collectively, the "Securities").

As counsel to the Company, we have examined the Company's Articles of Incorporation and such Company records, certificates and other documents and relevant statutes, regulations, published rulings and such questions of law as we considered necessary or appropriate for the purpose of this opinion. The actual method of operation of the Company to date and the proposed continuing method of operation of the Company, as set forth in the Prospectus (included in the Registration Statement), have also been reviewed.

In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We have relied upon the representations and statements of officers and other representatives of the Company with respect to the factual determinations underlying the legal conclusions set forth herein. We have not attempted to verify independently such representations and statements.

The Securities to be sold from time to time by the Company will be legally issued, fully paid and nonassessable.

If the Company continues to operate in the manner in which it has to date, and if the Company is operated according to the policies and in the manner stated in the Prospectus (included in the Registration Statement), the Company will continue to qualify as a real estate investment trust pursuant to the Internal Revenue Code of 1986, as amended. We have reviewed the discussion in the Prospectus under the caption

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The Board of Directors
June 22, 1994
Page 2

"Certain United States Tax Considerations." To the extent such discussion covers matters of law or legal conclusions relating to federal income tax matters, such discussion reflects our opinion as to such matters of law or legal conclusions. However, to the extent that the discussion addresses the tax treatment of the stockholders of the Company, it is general in nature and does not purport to address the specific tax treatment of any particular stockholder.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement.

Very truly yours,

/s/ Arent Fox Kintner Plotkin & Kahn

ARENT FOX KINTNER PLOTKIN & KAHN